EXHIBIT 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Number 33-25865 on Form S-8 dated December 22, 1988, the Registration Statement Number 33-48815 on Form S-8 dated June 24, 1992, the Registration Statement Number 333-73306 on Form S-8 dated November 14, 2001, the Registration Statement Number 333-100841 on Form S-8 dated October 30, 2002 and the Registration Statement Number 333-129160 on Form S-8 dated October 20, 2005, of our reports with respect to the consolidated financial statements and schedule of Mentor Corporation, Mentor Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Mentor Corporation, included in this Annual Report (Form 10-K) for the year ended March 31, 2006.

/s/ERNST & YOUNG LLP

Los Angeles, California
June 12, 2006